Exhibit 12


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REEBOK INTERNATIONAL LTD.
(Amounts in Thousands)


Exhibit 12 - Statement RE:  Computation of Ratio of Earnings to Fixed Charges


                                         1995      1994       1993      1992       1991
                                         ____      ____       ____      ____          ____
Earnings
  Pretax Income                      $264,551  $408,472   $363,247  $257,964   $389,886
  Add:
    Interest on indebtedness           25,725    16,515     25,021    20,080     29,295
    Amortization of debt discount
     and issuance costs                   818       816      1,368     1,914      1,741
    Interest on Letters of Credit
     included in cost of goods sold         0         0          0        40         87
    Portion of rent representative
     of the interest factor            13,399     9,625      7,876     6,764      5,393

                                     ________  ________   ________  ________      ________
Income as adjusted                   $304,493  $435,428   $397,512  $286,762   $426,402
                                     ========  ========   ========  ========   ========

    Fixed charges
     Interest on indebtedness          25,725    16,515     25,021    20,080     29,295
    Amortization of debt discount
     and issuance costs                   818       816      1,368     1,914      1,741
    Interest on Letters of Credit
     included in cost of goods sold         0         0          0        40         87
    Portion of rent representative
     of the interest factor            13,399     9,625      7,876     6,764      5,393
                                     ________  ________   ________  ________      ________
    Fixed charges                    $ 39,942  $ 26,956   $ 34,265  $ 28,798   $ 36,516
                                     ========  ========   ========  ========   ========

Ratio of earnings to fixed charges        7.6      16.2       11.6      10.0       11.7

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